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                                                                     EXHIBIT 4.3

                              BALANCE BAR COMPANY

                       AMENDMENT TO BALANCE BAR COMPANY
                           1997 STOCK INCENTIVE PLAN


          WHEREAS, the Board of Directors and the stockholders of Balance Bar Company (the "Company") approved an amendment to the Balance Bar Company 1997 Stock Incentive Plan (the "Plan") to increase the number of shares authorized for issuance under the Plan by 51,500 shares effective April 24, 1998;

          WHEREAS, effective May 6, 1998, the Company effected a 6:1 stock split of the common stock, par value $0.01 per share, of the Company; and

          WHEREAS, prior to the stock split effective May 6, 1998, the Company had issued no Shares under the Plan.

          NOW, THEREFORE, Section 5 of the Plan is hereby amended and restated in its entirety to give effect to these changes as of May 6, 1998 as follows:

          5.   THE STOCK.

               Subject to adjustment as set forth in this Section 5, the total number of Shares which may be issued under the Plan upon exercise of options or other rights to purchase Shares shall not exceed the sum of (i) 489,000 Shares, plus (ii) that number of Shares available for issuance under the Company's 1993 Stock Incentive Plan (the "'93 Plan"), less those shares actually issued or reserved for issuance upon the exercise of options awarded under the '93 Plan (such sum of Shares being net of the number of Shares, as adjusted, issued under the Plan before May 6, 1998); provided, however, that if any outstanding option shall for any reason
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     expire or terminate unexercised, then such Shares shall again be available for issuance under the Plan. Each time any of the events set forth in
     Section 6.8(a) or Section 6.8(b) of the Plan occurs, the number of Shares purchasable under the Plan shall be adjusted in the same manner as the number of Shares subject to any outstanding option would be adjusted under the provisions of Section 6.8(c) of the Plan.


DATE:   June 8, 1998
AUTHORIZATION CONFIRMED BY:

                                               /s/  Thomas J. Flahie
                                               ---------------------------------
                                               Name:  Thomas J. Flahie
                                               Title: Senior Vice President of
                                                      Finance and Administration